EXHIBIT 99.1

Royal Gold Reports Fourth Quarter 2019 and Fiscal Year Results

DENVER, COLORADO.  AUGUST 7, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports fiscal year 2019 net income of $93.8 million, or $1.43 per basic share, on revenue of $423.1 million and operating cash flow of $253.2 million.

Summary of Fiscal 2019 Accomplishments

•	Strong financial performance with revenue of $423.1 million, operating cash flow of $253.2 million and earnings of $93.8 million
•	Robust operating volume of 335,000 GEOs[1]
•	Strengthened the balance sheet and repaid $370 million of convertible notes
•	Maintained available liquidity of approximately $900 million at June 30, 2019
•	Added a high-quality and long-life silver stream on the Khoemacau Project
•	Increased dividends paid to $67.5 million

“Fiscal 2019 was another successful year for Royal Gold in terms of operating and financial performance, the achievement of several important strategic objectives, and the delivery of a total return to shareholders of 11.7%,” commented Tony Jensen, President and CEO.  “Our underlying portfolio performed well, which allowed us to further strengthen the balance sheet and continue our commitment to paying a growing and sustainable dividend.  We successfully resolved the long-running royalty calculation dispute on the world-class Voisey’s Bay operation, and brought the exciting new Khoemacau development project into our portfolio.  The combination of cash flow from our diverse portfolio, our strong balance sheet, and access to liquidity positions us well to further grow the portfolio in an active business development environment.  I am confident that the Royal Gold team will continue to build on this strong foundation in the years to come.”

Fiscal Fourth Quarter Results

For the fiscal fourth quarter ended June 30, 2019 (“fourth quarter”), net income of $26.5 million, or $0.40 per share, was reported on revenue of $115.7 million and operating cash flow of $72.3 million.  Fourth quarter net income included a loss on changes in fair value of equity securities of $3.5 million, or $2.8 million net of tax.  Net income excluding the equity loss was $29.3 million, or $0.45 per basic share, net of tax.

1    Gold Equivalent Ounces (“GEOs”) are calculated as revenue divided by the average gold price for the same period.  GEOs, net of stream payments were 273,600 in fiscal 2019.

Fourth Quarter Key Metrics Compared to Prior Year Quarter:

•	Revenue of $115.7 million, a decrease of 0.5%
•	Operating cash flow of $72.3 million, a decrease of 6.2%
•	Volume of 88,400 GEOs[2], a decrease of 0.7%
•	Dividends paid of $17.4 million, an increase of 6.1%
•	Average gold price of $1,309 per gold ounce, an increase of 0.2%

Recent Developments

Closing of Khoemacau Copper Silver Project Financing

On July 18, 2019, Cupric Canyon Capital LP (“Cupric”), the majority owner of Khoemacau Copper Mining (Pty.) Limited (“KCM”), announced that it closed the project financing for the development of the Khoemacau Copper Silver Project (“Khoemacau”) in Botswana.  In addition to the previously announced silver stream and subordinated debt facility provided by Royal Gold’s wholly owned subsidiary, RGLD Gold AG, and the senior secured debt facility from RK Mine Finance, Cupric announced that it added $85 million of equity to the project financing, bringing the total available funding to $650 million.  The equity investment was provided from contributions of $70 million by Resource Capital Fund VII LP and $15 million from funds advised by Global Natural Resource Investments.

The project financing will be used to fund development of the Khoemacau Starter Project, which Cupric expects to produce approximately 62,000 tonnes of copper and 1.9 million ounces of silver per year over a 21-year mine life, as well as provide funding to advance work for a potential project expansion, and retirement of the $105 million pre-construction bridge facility.

Cupric also reported that it held an official groundbreaking ceremony on June 28 attended by the President of Botswana, His Excellency Dr. Mokgweetsi Masisi, during which President Masisi recognized the importance of Khoemacau to the economy of Botswana.  As of July 18, Cupric reported that more than 700 people work at site, approximately 7.8% of the project capital cost (approximately $31 million) has been spent on early construction activity since the beginning of 2019, and 57% of the capital costs have been committed.  This activity includes construction of the boxcuts for underground access, roads, a water pipeline and preparation for surface infrastructure.

Additionally, Cupric reported that KCM signed a 5-year, $560 million underground mining contract with Barminco, a subsidiary of international mining services group Ausdrill Limited.  Barminco is proceeding with mobilization and readiness to commence work on the underground mine in December 2019.

2    Gold Equivalent Ounces (“GEOs”) are calculated as revenue divided by the average gold price for the same period.  GEOs, net of stream payments, were 70,200 in the fourth quarter compared to 72,000 in the prior fourth quarter.

Further Strengthening of Balance Sheet

The Royal Gold balance sheet continued to strengthen during the fiscal year.  As of June 30, 2019, total debt was $214.6 million, a reduction of $136.5 million, and cash on hand increased by $30.7 million to $119.5 million, when compared to the prior fiscal year.

On June 17, 2019, the Company repaid $370 million of outstanding principal plus accrued interest on its 2.875% Convertible Senior Notes (“Notes”), using cash and $220 million drawn under the Revolving Credit Facility.  The Notes provided a key source of low-cost capital that helped finance growth in the Company’s portfolio since the initial issue in June 2012.

On June 3, 2019, the Company amended the Revolving Facility Credit Agreement (“Revolving Credit Facility”) to extend the scheduled maturity date of the Revolving Credit Facility for an additional 2 years from June 2, 2022 to June 3, 2024, and reduce certain interest rates and fees payable.  The Revolving Credit Facility is a strategic source of capital for the Company, as borrowings may be repaid at any time without premium or penalty.  Extending maturity and lowering costs will provide the Company continued flexibility for financing potential future business development opportunities.

Mount Milligan

During the quarter, Centerra Gold Inc. (“Centerra”) reported that it began accessing water from newly permitted water sources in April, and that increased water availability from the spring melt allowed milling operations to return to targeted full capacity in early May.  Mill throughput for the fourth quarter averaged 53,559 tonnes per calendar day, with average throughput of 60,576 tonnes per calendar day during June.

Centerra reported that weather conditions around the Mount Milligan mine, and elsewhere in British Columbia, continue to be exceptionally hot and dry, which has affected precipitation levels as well as water flows, and that water captured from the 2019 spring melt runoff was less than anticipated.  Centerra reported that it continues to explore for additional groundwater sources but estimates that if additional sources are not available, and/or dry weather conditions persist in the second half of calendar 2019, it may need to take steps to manage production in the first calendar quarter of 2020 to conserve water resources until the 2020 spring melt.

Despite the dry conditions, Centerra reaffirmed Mount Milligan’s production guidance for the full 2019 calendar year, consisting of 155,000 to 175,000 ounces of payable gold production and 65 to 75 million pounds of payable copper production, and reported that it is continuing to work on a long-term plan to supply water to Mount Milligan after November 2021 and for the remaining mine life.

Rainy River

Operating performance at the Rainy River mine, owned and operated by New Gold Inc. (“New Gold”), continued to improve, and New Gold reported that the mill has achieved throughput, recovery and availability targets, with production of 66,013 ounces of gold and 66,157 ounces of silver for the quarter.  New Gold reported that ore mined during the quarter included planned lower grades as operations continued the transition from Phase 1 to Phase 2 of the mine plan, and that it expects milled grades to be lower in the second half of the calendar year as Phase 1 ore is depleted.

New Gold reported that a 15-hole strategic exploration drilling program started in the quarter to test near-mine targets in the Intrepid North area.  The drilling program is expected to conclude in the third calendar quarter of 2019.  New Gold also reported that it is continuing to advance a comprehensive mine optimization study to increase cash flow generation with the expectation that an updated life of mine plan will be completed in the fourth calendar quarter.

New Gold expects that full year calendar 2019 production will meet annual guidance of between 250,000 and 275,000 gold equivalent ounces.

Peñasquito

On April 29, 2019, Newmont Goldcorp Corporation (“Newmont Goldcorp”) reported a temporary suspension of operations at Peñasquito due to a blockade by a trucking contractor and certain community leaders.  Newmont Goldcorp subsequently reported on June 17, 2019 that dialogue with the blockade leaders had started, operations were beginning, and concentrate shipments from the mine and deliveries to the mine resumed.  Newmont Goldcorp reported that operations ramped back up in June and concentrate inventory levels are now back to normal.  This suspension resulted in significantly lower sales from Peñasquito during the quarter, yielding $1.1 million in royalty revenue compared to $5.4 million in the prior year period.

Newmont Goldcorp expects that grades for gold, silver and lead will improve during the last half of calendar 2019, zinc grades will remain unchanged, and production from Peñasquito will be 165,000 ounces of gold, 25 million ounces of silver, 180 million pounds of lead, and 245 million pounds of zinc for the period April 18 through December 31, 2019.

TriStar Royalty

On May 28, 2019, a subsidiary of the Company entered into an agreement with TriStar Gold Inc. and its subsidiaries (together “TriStar”) for an option to acquire a 1.0% net smelter return royalty on the Castelo de Sonhos Gold Project (“CDS”) owned by TriStar for an up-front investment of $500,000, and a further investment of $5.0 million to $8.0 million to be determined by reference to mineralized material at CDS if and when the option is exercised.  On August 2, 2019, a subsidiary of the Company entered into a further agreement with TriStar to acquire up to a 1.5% net smelter return royalty on CDS for an investment of up to $7.25 million.  Aggregate funds invested by the Company will be used by TriStar primarily to advance CDS to the feasibility stage, including advancing permitting activities.  A Preliminary Economic Assessment for CDS was prepared by TriStar in 2018 and was based on a total of 2.0 million ounces of mineralized material at an average grade of approximately 1.0 gram per tonne.

Peak Gold Project

The Company announced in the second fiscal quarter that it would seek indications of value for its 40% indirect interest in the Peak Gold Project (“Peak Gold”) near Tok, Alaska, in conjunction with the joint venture partner, Contango Ore, Inc.  While indications of interest were received, they did not meet the strategic or value expectations of the joint venture partners.  In the meantime, the joint venture partners have maintained focus on moving Peak Gold forward with continued permitting and exploration activities, with a budget of approximately $7.3 million on a 100% basis for calendar year 2019.  Royal Gold’s share of exploration expenses is expected to be in the range of $1.4 million to $1.6 million for the September 2019 quarter.

While Royal Gold remains committed to advancing Peak Gold, it will continue to review and evaluate strategic alternatives for its ownership in Peak Gold that more closely align with its core business.

Fiscal 2019 Overview

For the fiscal year ended June 30, 2019 (“fiscal 2019”), the Company recorded net income of $93.8 million, or $1.43 per basic share, as compared to a net loss of $113.1 million, or $(1.73) per basic share, for the fiscal year ended June 30, 2018 (“fiscal 2018”).  The increase in earnings, when compared to fiscal 2018, was attributable to fiscal 2018 impairment charges of approximately $239.4 million, primarily on the Company’s royalty interest on the Pascua-Lama project.  The effect of the impairment charges during fiscal 2018 was $2.74 per basic share, after taxes.

Fiscal 2019 revenue of $423.1 million was comprised of stream revenue of $305.8 million and royalty revenue of $117.2 million at an average gold price of $1,263 per ounce, an average silver price of $15.00 per ounce and an average copper price of $2.79 per pound, compared to total revenue for fiscal 2018 of $459.0 million, comprised of stream revenue of $324.5 million and royalty revenue of $134.5 million, at an average gold price of $1,297 per ounce, an average silver price of $16.72 per ounce and an average copper price of $3.06 per pound.

The decrease in fiscal 2019 revenue, compared with fiscal 2018, resulted primarily from a decrease in stream revenue and a decrease in the average gold, silver and copper prices.  The decrease in stream revenue was primarily attributable to a decrease in gold and copper sales at Mount Milligan and a decrease in gold sales at Pueblo Viejo, which were partially offset by higher gold sales at Andacollo and Rainy River.  The decrease in metal sales at Mount Milligan was anticipated based on previous announcements from Centerra and as reported earlier by the Company.  Royalty revenue also decreased in fiscal 2019 compared to fiscal 2018 primarily due to a decrease in production at Peñasquito resulting from the suspension of operations referenced previously as well as lower metal prices.

Cost of sales decreased to $77.5 million for fiscal 2019 from $83.8 million for fiscal 2018.  The decrease was primarily due to decreased gold and copper sales from Mount Milligan and a decrease in gold sales from Pueblo Viejo, partially offset by an increase in gold sales at Rainy River and Andacollo.  Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative expenses decreased to $30.5 million for fiscal 2019, from $35.5 million for fiscal 2018.  The decrease during fiscal 2019 was primarily due to a decrease in legal costs attributable to settlement of the Voisey’s Bay royalty calculation dispute as announced during the fiscal first quarter of 2019.

On July 1, 2018, the Company adopted new Accounting Standards Update (“ASU”) guidance which impacts how changes in fair value of equity securities are recognized at each reporting period.  As a result of the new ASU guidance, the Company recognized a loss on changes in fair value of equity securities of approximately $6.8 million for fiscal 2019.  The new guidance will increase earnings volatility at each reporting period.

Production taxes increased to $4.1 million for fiscal 2019, up from $2.3 million for fiscal 2018.  The increase is primarily due to an increase in mining proceeds tax associated with the Voisey’s Bay royalty, which resulted from resumption of revenue from the Voisey’s Bay royalty during the current period.

Interest and other income decreased to $2.3 million for fiscal 2019, from $4.2 million for fiscal 2018.  In June 2018, Golden Star repaid its $20 million term loan facility with Royal Gold, thus reducing interest income during fiscal 2019.

Interest and other expense decreased to $29.7 million for fiscal 2019, from $34.2 million for fiscal 2018.  The decrease was primarily attributable to lower interest expense as a result of a decrease in average amounts outstanding under the Revolving Credit Facility during fiscal 2019 when compared to fiscal 2018.

During fiscal 2019, the Company recognized income tax expense totaling $17.5 million compared with $14.8 million during fiscal 2018, which resulted in an effective tax rate of 16.4% during fiscal 2019, compared with (14.1%) in fiscal 2018.  The effective tax rate for fiscal 2019 was primarily impacted by discrete true-ups related to the Tax Cuts and Jobs Act (the “Act”), partially offset by the implementation of the global intangible low-taxed income tax regime.  The effective tax rate for fiscal 2018 was impacted by tax expense related to the Act and a one-time non-cash functional currency election, partially offset by benefits related to impairment charges.

At June 30, 2019, the Company had current assets of $154.7 million compared to current liabilities of $33.6 million, resulting in working capital of $121.1 million and a current ratio of 5 to 1.  This compares to current assets of $125.8 million and current liabilities of $51.4 million at June 30, 2018, resulting in working capital of $74.4 million and a current ratio of approximately 2 to 1.  The increase in the current ratio was primarily attributable to an increase in the Company’s cash and equivalents, which is due to a decrease in investments and debt repayments when compared to the prior fiscal year.

Net cash provided by operating activities totaled $253.2 million for fiscal 2019, compared to $328.8 million for fiscal 2018.  The decrease is primarily due to higher income taxes paid of $47.5 million over the prior period and a decrease in proceeds received from the Company’s stream and royalty interests, net of production taxes and cost of sales, of approximately $26.6 million.  The increase in cash taxes paid during the current period is primarily attributable to an increase in required estimated tax payments made to various taxing authorities.

As of June 30, 2019, the Company had $780 million available and $220 million outstanding under its revolving credit facility.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $900 million of total liquidity at June 30, 2019.

Fourth Quarter 2019 Overview

Fourth quarter revenue was $115.7 million compared to $116.2 million in the prior year quarter, with stream revenue totaling $90.3 million and royalty revenue totaling $25.4 million, compared to $83.5 million of stream revenue and $32.7 million of royalty revenue in the prior year quarter.  The increase in stream revenue for the fourth quarter was primarily due to increased stream sales from Mount Milligan, Andacollo, Wassa and Rainy River, partially offset by lower gold and silver sales from Pueblo Viejo.  The reduction in royalty revenue for the fourth quarter was due to a decrease in revenue from Peñasquito and other reductions in the royalty portfolio, the most significant of which was due to the expiry of the 1.0-5.0% sliding net smelter return royalty interest in the Mulatos mine upon reaching a cap of 2.0 million ounces of gold production early in the fourth quarter.  The reduced royalty revenue for the quarter was partially offset by an increase in revenue from the Cortez royalty interests.

Fourth quarter cost of sales was approximately $23.8 million, compared to $22.2 million in the prior year quarter.  The increase was primarily due to the higher contribution of gold and copper sales from Mount Milligan relative to total stream sales.

General and administrative expenses decreased to $6.4 million in the fourth quarter from $10.9 million during the prior year quarter.  The decrease during the current period was primarily due to lower legal costs resulting from settlement of the Voisey’s Bay royalty calculation dispute.

During the fourth quarter, the Company recognized a loss of $3.5 million on changes in fair value of equity securities related to the holdings in Contango ORE Inc. and Rubicon Minerals Corporation.  There was no recognized gain or loss in the prior year quarter as the ASU guidance was adopted by the Company after the end of the prior year quarter on July 1, 2018.

The Company recognized a fourth quarter income tax expense of $6.1 million, compared to an expense of $4.7 million during the prior year quarter, which resulted in an effective tax rate for the fourth quarter of 19.4% compared to 16.5% for the prior year quarter.

Property Highlights

A summary of fourth quarter and full fiscal year production and revenue reported by operators of the Company’s principal stream and royalty properties can be found on Table 1, and a summary of quarterly historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2.  Calendar year 2019 operator production estimates for these properties compared to actual production at those properties through June 30, 2019 can be found on Table 3.  Results of the streaming business for the fourth quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the fourth quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of June 30, 2019, the Company owns interests on 186 properties on five continents, including interests on 41 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Note:  Management’s conference call reviewing the fourth quarter results will be held on Thursday, August 8, 2019, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

Fourth Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about strengthening the balance sheet, paying a growing and sustainable dividend, growing the portfolio in an active business development environment, and management continuing to build on a strong foundation; Khoemacau Project, including additional project funding to be used for development and other purposes, production expectations over a 21-year mine life, and on-site development and construction work; flexibility to finance future business development opportunities; Mount Milligan, including water availability to achieve mill throughput, work to secure additional surface and groundwater sources for the life of the mine, availability of permits, production management until the 2020 spring melt, and expected gold and copper production through 2019; Rainy River, including continued operating improvements, improved throughput, recoveries and production, transition from Phase 1 to Phase 2 and expected lower mill grades, expectations for an exploration drilling program and updated mine plan, and 2019 gold production; Peñasquito, including resumption of operations and expectations for grades and 2019 production; TriStar transaction and use of funds to advance the CDS project; the Peak Gold Project, including continued evaluation of strategic alternatives and funding for continued permitting and exploration activities; potential future earnings volatility caused by accounting guidance on recognition of changes in equity securities fair value; changes in tax rates and taxes paid; and operators’ estimated and actual production for calendar year 2019 and future years, and their estimates of reserves and mineralized material.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies or other technical studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially from projections include, among others:  precious metals, copper and nickel prices; performance of and production at the Company's stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, community,  geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:  Certain information provided in this press release, including production estimates for calendar 2019, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Silver Project mine life, expected annual copper and silver production, and development and construction activity at site was provided to the Company by Cupric Canyon Capital L.P., the privately-held majority owner and developer of Khoemacau.  Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Fourth Quarter and Fiscal Year Revenue and Operators’

Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		June 30, 2019			June 30, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$37,057			$32,145
	Gold		23,100	oz.		20,700	oz.
	Copper		2.5	Mlbs.		1.6	Mlbs.
Pueblo Viejo		$24,340			$27,563
	Gold		12,400	oz.		13,200	oz.
	Silver		553,000	oz.		616,300	oz.
Andacollo	Gold	$18,248	14,100	oz.	$16,289	12,400	oz.
Rainy River		$5,074			$3,737
	Gold		3,500	oz.		2,300	oz.
	Silver		36,400	oz.		42,600	oz.
Wassa	Gold	$4,541	3,500	oz.	$2,570	1,900	oz.
Other(2)		$1,084			$1,185
	Gold		800	oz.		900	oz.
Total stream revenue		$90,344			$83,489

Royalty:
Peñasquito		$1,103			$5,447
	Gold		17,800	oz.		79,600	oz.
	Silver		2.3	Moz.		5.0	Moz.
	Lead		17.0	Mlbs.		26.6	Mlbs.
	Zinc		(3.9)	Mlbs.		73.7	Mlbs.
Cortez	Gold	$4,317	37,000	oz.	$332	3,900	oz.
Other(2)	Various	$19,930	N/A		$26,967	N/A
Total royalty revenue		$25,350			$32,746
Total Revenue		$115,694			$116,235

		Year Ended			Year Ended
		June 30, 2019			June 30, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$101,010			$133,534
	Gold		61,700	oz.		77,700	oz.
	Copper		8.3	Mlbs.		10.4	Mlbs.
Pueblo Viejo		$82,844			$95,055
	Gold		41,000	oz.		49,200	oz.
	Silver		2.1	Moz.		1.9	Moz.
Andacollo	Gold	$69,264	55,000	oz.	$57,413	44,400	oz.
Rainy River		$22,142			$8,710
	Gold		15,800	oz.		6,000	oz.
	Silver		144,700	oz.		53,600	oz.
Wassa	Gold	$22,098	17,500	oz.	$16,151	12,500	oz.
Other(2)	Gold	$8,466	6,800	oz.	$13,653	10,500	oz.
Total stream revenue		$305,824			$324,516

Royalty:
Peñasquito		$13,865			$25,886
	Gold		158,800	oz.		375,800	oz.
	Silver		16.4	Moz.		20.9	Moz.
	Lead		117.4	Mlbs.		122.2	Mlbs.
	Zinc		216.2	Mlbs.		348.5	Mlbs.
Cortez	Gold	$11,383	96,700	oz.	$8,155	77,700	oz.
Other(2)	Various	$91,984	N/A		$100,485	N/A
Total royalty revenue		$117,232			$134,526
Total revenue		$423,056			$459,042

TABLE 2

Operators’ Historical Quarterly Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Jun. 30, 2019		Mar. 31, 2019		Dec. 31, 2018		Sep. 30, 2018		Jun. 30, 2018
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	23,100	oz.	15,200	oz.	17,700	oz.	5,500	oz.	20,700	oz.
		18.75% of payable copper	Copper	2.5	Mlbs.	2.6	Mlbs.	2.4	Mlbs.	.8	Mlbs.	1.6	Mlbs.
Pueblo Viejo	Barrick (60%)	7.5% of payable gold up to 990k oz.; 3.75% thereafter	Gold	12,400	oz.	10,400	oz.	8,900	oz.	9,200	oz.	13,200	oz.
		75% of payable silver up to 50M oz.; 37.5% thereafter(3)	Silver	553,000	oz.	469,000	oz.	509,500	oz.	540,200	oz.	616,300	oz.
Andacollo	Teck	100% of payable gold	Gold	14,100	oz.	12,000	oz.	6,200	oz.	22,700	oz.	12,400	oz.
Rainy River	New Gold	6.50% of gold produced up to 230k oz.; 3.25% thereafter	Gold	3,500	oz.	5,000	oz.	2,900	oz.	4,500	oz.	2,300	oz.
		60% of silver produced up to 3.1M oz.; 30% thereafter	Silver	36,400	oz.	40,900	oz.	36,000	oz.	31,500	oz.	42,600	oz.
Wassa	Golden Star	10.5% of payable gold up to 240k oz.; 5.5% thereafter(4)	Gold	3,500	oz.	4,400	oz.	5,300	oz.	4,300	oz.	1,900	oz.

Royalty:
Peñasquito	Newmont	2.0% NSR
	Goldcorp		Gold	17,800	oz.	37,300	oz.	53,400	oz.	50,300	oz.	79,600	oz.
			Silver	2.3	Moz.	4.9	Moz.	5.0	Moz.	4.2	Moz.	5.0	Moz.
			Lead	17.0	Mlbs.	34.5	Mlbs.	36.1	Mlbs.	29.9	Mlbs.	26.6	Mlbs.
			Zinc	(3.9)	Mlbs.	72.8	Mlbs.	83.1	Mlbs.	64.2	Mlbs.	73.7	Mlbs.
Cortez	Barrick	GSR1, GSR2, GSR3, NVR1	Gold	37,000	oz.	32,700	oz.	19,900	oz.	7,000	oz.	3,900	oz.

FOOTNOTES

Tables 1 and 2

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period as reported to the Company by operators of the mines.

[2]

Individually, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.  The “Other” category for streams is the Prestea gold stream.

[3]	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
[4]	The 240k oz threshold includes production from Golden Star’s Prestea mine.

TABLE 3

Calendar 2019 Operator’s Production Estimate vs Actual Production

	Calendar 2019 Operator’s Production			Calendar 2019 Operator’s Production
	Estimate(1)			Actual(2,3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	62,000			26,300
Mount Milligan(5)	155,000 - 175,000			81,800
Copper			65 - 75 million			31.8 million
Pueblo Viejo(6)	550,000 - 600,000	N/A		272,000	N/A
Rainy River(7)	245,000 - 270,000	245,000 - 270,000		127,600	126,500
Wassa(8)	150,000 - 160,000			80,300
Royalty:
Cortez GSR1	102,000			62,000
Cortez GSR2	98,000			7,600
Cortez GSR3	199,000			69,600
Cortez NVR1	168,200			58,800
Peñasquito(9)	165,000	25 million		12,000	1.7 million
Lead			180 million			12 million
Zinc			245 million			25 million

[1]

Production estimates received from the operators are for calendar 2019 except for Peñasquito, which is for the period April 18 through December 31, 2019.  There can be no assurance that production estimates received from the operators will be achieved.  Please refer to the cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2019 Form 10-K for information regarding factors that could affect actual results.

[2]	Actual production figures shown are from the operators and cover the period January 1, 2019 through June 30, 2019 except for Peñasquito, which is for the period April 18 through June 30, 2019.
[3]

Actual production figures for Cortez are based on information provided to the Company by Barrick Gold Corporation, and all other actual production figures shown are the publicly reported figures of the operators of those properties.

[4]	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
[5]	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
[6]

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest gold produced from Pueblo Viejo.  The operator did not provide estimated silver production.

[7]	The estimated and actual production figures for Rainy River are produced gold and silver in doré.
[8]	The estimated and actual gold production figures shown for Wassa are payable gold in doré.
[9]

The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré.  The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	22,300	23,200	14,200	20,700	7,100	300
Pueblo Viejo	9,500	12,400	9,200	13,200	9,500	9,200
Andacollo	16,000	14,100	15,200	12,400	4,300	7,400
Wassa	4,300	3,500	3,700	1,900	1,500	2,500
Rainy River	4,300	3,500	2,800	2,300	1,800	800
Other	1,100	800	2,000	900	400	1,400
Total	57,500	57,500	47,100	51,400	24,600	21,600

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	475,600	553,000	540,200	616,300	475,600	540,200
Rainy River	36,200	36,400	32,300	42,600	36,500	32,300
Total	511,800	589,400	572,500	658,900	512,100	572,500

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	2.5	2.5	1.6	1.6	0.8	—

	Year Ended		Year Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	68,500	61,700	78,000	77,700	7,100	300
Andacollo	51,900	55,000	51,700	44,400	4,300	7,400
Pueblo Viejo	41,200	41,000	45,400	49,200	9,500	9,200
Wassa	16,600	17,500	14,500	12,500	1,500	2,500
Rainy River	16,800	15,800	6,800	5,900	1,800	800
Other	5,700	6,800	11,400	10,500	400	1,400
Total	200,700	197,800	207,800	200,200	24,600	21,600

	Year Ended		Year Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	2,007,000	2,071,700	1,886,737	1,883,300	475,600	540,200
Rainy River	148,900	144,700	85,900	53,600	36,500	32,300
Total	2,155,900	2,216,400	1,972,637	1,936,900	512,100	572,500

	Year Ended		Year Ended		As of	As of
	June 30, 2019		June 30, 2018		June 30, 2019	June 30, 2018
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	9.1	8.3	10.4	10.4	0.8	—

ROYAL GOLD, INC.

Consolidated Balance Sheets

(In thousands except share data)

	June 30, 2019	June 30, 2018
ASSETS
Cash and equivalents	$119,475	$88,750
Royalty receivables	20,733	26,356
Income tax receivable	2,702	40
Stream inventory	11,380	9,311
Prepaid expenses and other	389	1,350
Total current assets	154,679	125,807
Stream and royalty interests, net	2,339,316	2,501,117
Other assets	50,156	55,092
Total assets	$2,544,151	$2,682,016

LIABILITIES
Accounts payable	$2,890	$9,090
Dividends payable	17,372	16,375
Income tax payable	6,974	18,253
Withholding taxes payable	1,094	3,254
Other current liabilities	5,280	4,411
Total current liabilities	33,610	51,383
Debt	214,554	351,027
Deferred tax liabilities	88,961	91,147
Uncertain tax positions	36,573	33,394
Other long-term liabilities	—	13,796
Total liabilities	373,698	540,747
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,440,492 and 65,360,041 shares outstanding, respectively	655	654
Additional paid-in capital	2,201,773	2,192,612
Accumulated other comprehensive loss	—	(1,201)
Accumulated losses	(65,747)	(89,898)
Total Royal Gold stockholders’ equity	2,136,681	2,102,167
Non-controlling interests	33,772	39,102
Total equity	2,170,453	2,141,269
Total liabilities and equity	$2,544,151	$2,682,016

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands except for per share data)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Revenue	$115,694	$116,235	$423,056	$459,042

Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	23,771	22,212	77,535	83,839
General and administrative	6,338	10,910	30,488	35,464
Production taxes	906	700	4,112	2,268
Exploration costs	1,624	3,849	7,158	8,946
Depreciation, depletion and amortization	42,331	42,317	163,056	163,696
Impairment of royalty interests	—	—	—	239,364
Total costs and expenses	74,970	79,988	282,349	533,577

Operating income (loss)	40,724	36,247	140,707	(74,535)

Fair value changes in equity securities	(3,482)	—	(6,800)	—
Interest and other income	1,231	756	2,320	4,170
Interest and other expense	(6,864)	(8,268)	(29,650)	(34,214)
Income (loss) before income taxes	31,609	28,735	106,577	(104,579)

Income tax expense	(6,143)	(4,728)	(17,498)	(14,772)
Net income (loss)	25,466	24,007	89,079	(119,351)
Net loss attributable to non-controlling interests	993	2,643	4,746	6,217
Net income (loss) attributable to Royal Gold common stockholders	$26,459	$26,650	$93,825	$(113,134)

Net income (loss)	$25,466	$24,007	$89,079	$(119,351)
Adjustments to comprehensive income (loss), net of tax
Unrealized change in market value of available-for-sale securities	—	(1,222)	—	(2,080)
Comprehensive income (loss)	25,466	22,785	89,079	(121,431)
Comprehensive loss attributable to non-controlling interests	993	2,643	4,746	6,217
Comprehensive income (loss) attributable to Royal Gold stockholders	$26,459	$25,428	$93,825	$(115,214)

Net income (loss) per share available to Royal Gold common stockholders:

Basic earnings (loss) per share	$0.40	$0.41	$1.43	$(1.73)
Basic weighted average shares outstanding	65,410,066	65,318,461	65,394,627	65,291,855
Diluted earnings (loss) per share	$0.40	$0.41	$1.43	$(1.73)
Diluted weighted average shares outstanding	65,537,501	65,507,651	65,505,535	65,291,855
Cash dividends declared per common share	$0.265	$0.25	$1.05	$0.99

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$25,466	$24,007	$89,079	$(119,351)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation, depletion and amortization	42,331	42,317	163,056	163,696
Amortization of debt discount and issuance costs	3,406	3,845	15,288	15,046
Non-cash employee stock compensation expense	1,107	2,322	6,617	8,279
Fair value changes in equity securities	3,482	—	6,800	—
Deferred tax benefit	3,584	(1,260)	(1,745)	(32,843)
Impairment of royalty interests	—	—	—	239,364
Other	(2)	3	(2)	(197)
Changes in assets and liabilities:
Royalty receivables	6,821	1,439	5,623	530
Stream inventory	1,033	3,388	(2,069)	(1,428)
Income tax receivable	6,087	1,110	(2,663)	22,130
Prepaid expenses and other assets	319	(411)	2,793	2,813
Accounts payable	(2,100)	6,112	(6,426)	5,173
Income tax payable	(9,279)	5,822	(11,281)	12,601
Withholding taxes payable	(1,767)	(398)	(2,160)	(171)
Uncertain tax positions	50	(3,222)	3,180	7,767
Other liabilities	(8,281)	(8,059)	(12,924)	5,415
Net cash provided by operating activities	$72,257	$77,015	$253,166	$328,824

Cash flows from investing activities:
Acquisition of stream and royalty interests	—	(10,800)	(1,055)	(11,812)
Repayment of Golden Star term loan	—	20,000	—	20,000
Purchase of equity securities	—	(17,869)	(3,573)	(17,869)
Other	(810)	342	(967)	(909)
Net cash used in investing activities	$(810)	$(8,327)	$(5,595)	$(10,590)

Cash flows from financing activities:
Repayment of debt	(370,000)	(75,000)	(370,000)	(250,000)
Borrowings from revolving credit facility	220,000	—	220,000	—
Net payments from issuance of common stock	387	(540)	(1,595)	(4,042)
Common stock dividends	(17,363)	(16,363)	(67,477)	(64,118)
Debt issuance costs	(1,761)	(83)	(1,761)	(180)
Contributions from non-controlling interest	930	—	4,140	—
Other	(161)	2,672	(153)	3,009
Net cash used in financing activities	$(167,968)	$(89,314)	$(216,846)	$(315,331)
Net (decrease) increase in cash and equivalents	(96,521)	(20,626)	30,725	2,903
Cash and equivalents at beginning of period	215,996	109,376	88,750	85,847
Cash and equivalents at end of period	$119,475	$88,750	$119,475	$88,750